UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 18, 2005
MICHAELS STORES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-09338 (Commission File Number)	75-1943604 (IRS Employer Identification No.)
8000 Bent Branch Drive
Irving, Texas 75063
P.O. Box 619566
DFW, Texas 75261-9566
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 409-1300

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 18, 2005, Michaels Stores, Inc. (the “Company”) entered into a new Credit Agreement among the Company, Bank of America, N.A. and the other lenders party thereto, and Bank of America, N.A., as Administrative Agent for itself and the other lenders, as Swing Line Lender and as L/C Issuer (the “New Credit Agreement”). The New Credit Agreement replaced the Revolving Credit Agreement, dated as of May 1, 2001, as amended, between the Company and Fleet National Bank and the other lenders party thereto (the “Former Credit Agreement”). The Former Credit Agreement was terminated immediately prior to entering into the New Credit Agreement. The Company incurred no early termination penalties in connection with the termination of the Former Credit Agreement.
     The New Credit Agreement is a five-year senior unsecured credit facility providing for a committed line of credit of $300 million (with a provision for an increase, at the option of the Company on stated conditions, up to a maximum line of credit of $400 million). The New Credit Agreement has a $250 million sublimit on the issuance of letters of credit, a $50 million sublimit for swing line loans and a $50 million sublimit for bid loans. Borrowings under the New Credit Agreement may be used by the Company for working capital and other general corporate purposes not in contravention of any law, including stock repurchases and permitted acquisitions, which funds may be borrowed in Euro, Sterling, Yen, Canadian Dollars and other approved currencies (subject to a sublimit of $25 million).
     With certain exceptions, the following interest rates will apply to borrowings under the New Credit Agreement :
•	each Eurocurrency rate committed loan will bear interest at a rate per annum equal to the applicable Eurocurrency rate plus an applicable rate ranging from 0.50% to 1.25% per annum (as well as any applicable mandatory costs);

•	each base rate committed loan and swing line loan will bear interest at a rate per annum equal to the applicable “base rate” (the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its prime rate); and

•	each bid loan will bear interest at a rate per annum equal to the applicable Eurocurrency rate plus or minus the Eurocurrency bid margin or an absolute rate.
In addition, the Company will pay letter of credit fees that vary depending upon the Company’s consolidated leverage ratio, the maximum amount available to be drawn under each outstanding letter of credit and whether the letter of credit is a standby letter of credit or commercial letter of credit.
     The New Credit Agreement limits the Company’s ability to, among other things, create liens and engage in mergers, consolidations and certain other transactions. The New Credit Agreement also requires the Company to adhere to certain consolidated fixed charge coverage and consolidated leverage ratios. The New Credit Agreement contains certain other representations and warranties, affirmative and negative covenants and events of default that are customary for credit arrangements of this type. The Company’s obligations under the New Credit Agreement are guaranteed by Michaels Stores Procurement Company, Inc., a wholly owned subsidiary of the Company, and such other subsidiaries of the Company as may be necessary from time to time to cause the assets owned by the Company and the subsidiary guarantors to be 85% of the consolidated total assets of the Company and its subsidiaries.
     Under the New Credit Agreement, the Company will be required to pay certain fees and expenses, including a commitment fee ranging from 0.10% to 0.225% per annum on the unused portion of the revolving line of credit.
     The foregoing is a summary of certain terms and conditions of the New Credit Agreement and is qualified in its entirety by reference to the New Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 1.01.
     Certain lenders under the New Credit Agreement, as well as certain lenders under the Former Credit Agreement, have engaged in, or may in the future engage in, transactions with, and perform services for, the Company and its affiliates in the ordinary course of business.
Item 1.02. Termination of a Material Definitive Agreement.
     The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.
Item 2.02. Results of Operations and Financial Condition.
     The information contained in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended.
     On November 22, 2005, the Company issued a press release announcing, among other things, its financial results for the third quarter of fiscal 2005. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.
     On November 22, 2005, the Company announced that it will implement a change in its accounting for inventory. Currently, the Company values inventory at the lower of cost or market, with cost determined using a retail inventory method. This inventory method uses quarterly physical inventory count results from a broad sample of stores to estimate ending inventories valued at retail for all Michaels stores. These inventory values are used in the Company’s retail inventory method calculation, which determines cost of sales and ending inventory at cost using a single pool of inventory.
     Subsequent to the implementation of its perpetual inventory system in fiscal 2004, the Company began evaluating the use of this system to value inventory for both operational and financial reporting purposes. During the third quarter of fiscal 2005, the Company determined that it would change its accounting principle for valuing merchandise inventories from its current retail inventory method to the weighted average cost method. The weighted average cost method will utilize the newly available perpetual inventory records to value inventories at the lower of cost or market on a store-level SKU basis. The Company currently expects to adopt this new inventory accounting policy during the fourth quarter of fiscal 2005, but no later than the first quarter of fiscal 2006.
     The Company’s management believes that its new SKU-specific, weighted average cost method of accounting will allow for more accurate reporting of periodic inventory balances by eliminating the averaging inherent in the Company’s current retail method. The Company’s management expects to have significantly improved accountability within the merchandising department and across its stores with a consistent operational and financial reporting inventory valuation method. Using this SKU-specific costing methodology should enable management to more precisely manage inventory levels and more effectively execute business plans, while also providing additional business insights.
     As the Company currently expects to adopt the change in accounting principle during the fourth quarter of fiscal 2005, the cumulative effect of the change will be recorded as of the beginning of the 2005 fiscal year. Management currently estimates that the Company’s inventory balance as of the beginning of fiscal 2005 will be approximately $796 million on the weighted average cost method, approximately $140 million lower than the inventory balance reported under the Company’s current retail inventory method. The non-cash reduction in the inventory balance as of the beginning of fiscal 2005 is due to the change in accounting principle and is not an indication of an inventory impairment or inventory write-off as the underlying retail value of the Company’s inventories is not impacted by this accounting change.
     The change in the Company’s accounting method for merchandise inventory is expected to have a two-fold effect on fiscal 2005 financial statements: a cumulative effect of accounting change and a full year impact on cost of goods sold. This accounting change is expected to be reported as a change in accounting principle, under APB No. 20, Accounting Changes, effective as of the beginning of fiscal 2005. The non-cash cumulative effect of this change in accounting principle on all prior periods is currently estimated at approximately $140 million on a pre-tax basis. On an after-tax basis, the cumulative effect of the change in accounting principle is estimated at $87 million or approximately $0.62 per diluted share, which is net of an income tax benefit of approximately $53 million. For fiscal 2005, cost of goods sold under the weighted average cost method is presently estimated to be modestly higher, approximately $15 million on a pre-tax basis, than under the Company’s current retail inventory method. The estimates of the beginning of fiscal 2005 cumulative effect of the accounting change and fiscal 2005 income statement effect are preliminary and may change materially. Note that the Company is not able to compute a pro forma annual impact in any years prior to fiscal 2005 as the information required to value inventory on the weighted average cost method in previous years is not available.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
10.1	Credit Agreement, entered into as of November 18, 2005, among Michaels Stores, Inc., Bank of America, N.A. and the other lenders party thereto, and Bank of America, N.A., as Administrative Agent for itself and the other lenders, as Swing Line Lender and as L/C Issuer

99.1	Press release issued by Michaels Stores, Inc., dated November 22, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAELS STORES, INC.
By:	/s/ Jeffrey N. Boyer
Jeffrey N. Boyer
Executive Vice President — Chief Financial Officer

Date: November 22, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Credit Agreement, entered into as of November 18, 2005, among Michaels Stores, Inc., Bank of America, N.A. and the other lenders party thereto, and Bank of America, N.A., as Administrative Agent for itself and the other lenders, as Swing Line Lender and as L/C Issuer

99.1	Press release issued by Michaels Stores, Inc., dated November 22, 2005